Service Corporation International Nominates Dr. Ellen Ochoa For Election To The Board Of Directors

HOUSTON, March 17, 2015 /PRNewswire/ -- Service Corporation International (NYSE: SCI), the largest provider of deathcare products and services in North America, today announced that it will nominate Dr. Ellen Ochoa to be elected to the SCI Board of Directors at the Company's Annual Meeting of Shareholders to be held in May 2015.

Dr. Ochoa is the Director of NASA's Johnson Space Center, a position she has held since 2013. Prior thereto since 1990, Dr. Ochoa has served NASA as a manager, astronaut and engineer. Earlier in her career, she researched optical systems for performing information processing at Sandia National Laboratories. Dr. Ochoa holds a Master of Science Degree and Doctorate in Electrical Engineering from Stanford University and a Bachelor of Science Degree in Physics from San Diego State University. She would serve on SCI's Board in her personal capacity.

Dr. Ochoa has received numerous awards and honors, including the Harvard Foundation Science Award, Women in Aerospace Outstanding Award, the Hispanic Engineer Albert Baez Award for Outstanding Technical Contribution to Humanity, the Hispanic Heritage Leadership Award, and San Diego State University Alumna of the Year. Dr. Ochoa is a member of the Optical Society of America, the American Institute of Aeronautics and Astronautics, and Phi Beta Kappa and Sigma Xi honor societies. She currently serves on the Board of Directors of the Federal Reserve Bank of Dallas (Houston Branch).

Additional Information and Where to Find It
This communication may be deemed to be solicitation material in connection with the Company's 2015 Annual Meeting of Shareholders. The Company will file with the Securities and Exchange Commission (the "SEC") a preliminary proxy statement and a definitive proxy statement, and may file other relevant documents with the SEC in connection with its 2015 Annual Meeting of Shareholders. The definitive proxy statement will be made available to the Company's shareholders. This communication does not constitute a solicitation of any vote or approval. BEFORE MAKING ANY VOTING DECISION, THE COMPANY'S SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE 2015 ANNUAL SHAREHOLDERS MEETING BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors will be able to obtain a free copy of the definitive proxy statement, when available, and other relevant documents filed by the Company with the SEC at the SEC's website at http://www.sec.gov. In addition, investors may obtain a free copy of the definitive proxy statement, when available, and other relevant documents from the Company's website at http://www.sci-corp.com or by directing a request to: Service Corporation International, 1929 Allen Parkway, Houston, TX 77019, Attn: Investor Relations, (713) 525-9088.

Participants in the Solicitation
The Company and its directors, executive officers and certain other members of management and employees may be deemed to be "participants" in the solicitation of proxies from the shareholders of the Company in connection with the 2015 Annual Meeting of Shareholders. Information concerning such participants and their direct and indirect interest, including their beneficial ownership in the Company, is available in the Company's Proxy Statement for the 2014 Annual Meeting of Shareholders filed with the SEC on April 3, 2014, and will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the 2015 Annual Meeting of Shareholders when it becomes available. Information regarding the direct and indirect beneficial ownership of the Company's directors and executive officers in the Company's securities is also included in their respective SEC filings on Forms 3, 4, and 5.

About Service Corporation International
Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At December 31, 2014, we owned and operated 1,559 funeral homes and 466 cemeteries (of which 258 are combination locations) in 45 states, eight Canadian provinces, the District of Columbia, and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:

Investors:	Debbie Young – Director / Investor Relations (713) 525-9088